EXHIBIT 2.1

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of December 15, 2025, is by and among AI Technology Group Inc., a Nevada corporation (the "Corporation"), AVM Biotechnology Inc., a Nevada corporation (the “AVM”) and Biomed 360 Solutions Corp., a British Columbia corporation (the "BIOMED 360"), and the sole shareholder of BIOMED 360 (the "Shareholder"). Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively as the "Parties."

BIOMED 360 owns 100% of the issued shares of AVM, and upon consummation of the transactions contemplated herein, on the terms set forth herein, the Corporation shall become the 100% shareholder of AVM, and AVM will become a wholly owned subsidiary of the Corporation.

In consideration of the mutual promises, covenants, representations, and warranties contained herein, and other good and valuable consideration, and with the intent that, upon consummation of the transactions contemplated hereby, on the terms set forth herein, AVM shall become a wholly owned subsidiary of Corporation, each of the parties hereto agrees as follows:

I. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, AVM and Shareholder agree to transfer to the Corporation, 100% (100 common shares of AVM) issued and outstanding of AVM, in exchange for one hundred (100) common shares of the Corporation, such that the Corporation will become the 100% shareholder of AVM and AVM shall become a wholly owned subsidiary of Corporation ("Plan of Exchange"). It is intended that the acquisition shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

2. REPRESENTATIONS AND WARRANTIES OF CORPORATION.

Corporation represents and warrants to the Shareholders the following:

(A) Organization. Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors, officers and shareholders of Corporation have been valid and in accordance with the laws of the State of Nevada.

(B) Capital. The authorized capital stock of Corporation consists of Six Hundred Million (600,000,000) shares of common stock $.001 par value and Five Million (5,000,000) shares of preferred stock at $.001 par value. Currently there are Twenty-Nine Million Five Hundred and Sixty-Two Thousand, One Hundred and Eight (29,562,108) shares of common stock issued outstanding. AVM has 100,000,000 shares of Common Stock authorized, of which 100 shares are issued and outstanding as of the date hereof. AVM has certain convertible debentures convertible into 584,800 common shares of AIPG. Such debentures shall be converted into Common shares of the Corporation. AVM has received additional convertible debenture documents totaling $1,125,000. Other than as proved herein, there are not now, and at Closing, there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock.

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(C) Ability to Carry Out Obligations. Corporation has the right, power, and authority to enter and perform its obligations under this Agreement. The execution and delivery of this Agreement by Corporation and the performance by Corporation of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Corporation or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Corporation to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Corporation or upon the securities of Corporation to be acquired by the Shareholders.

(D) Full Disclosure. None of representations and warranties made by the Corporation, contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

(E) Business of the Corporation. The business of the Corporation shall continue to be conducted in its ordinary course.

(F) Compliance with Laws. To the best of its knowledge, the Corporation has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

(G) Litigation. Corporation is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Corporation, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Corporation. Corporation is not subject to or in default with respect • to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(H) Conduct of Business. Prior to the closing, Corporation shall not:

(i)	sell, pledge, or assign any assets, except as forth herein;

(ii)	amend its Articles of Incorporation or Bylaws, except as required hereby;

(iii)	issue any other series or preferred share except for the shares to be issued pursuant hereto

(I) Corporate Documents. Copies of each of the following documents of Corporation, which are true complete and correct in all material respects, have been delivered to AVM:

(i)	Articles of Incorporation

(ii)	Bylaws

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(J) Validity of Documents. All minutes, consents or other documents pertaining to Corporation to be delivered at or prior to closing shall be valid and in accordance with the laws of the State of Nevada.

(K) Title to Shares. Except set forth in Section 6, the shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges. claims, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, Corporation is not a party to any agreement which offers or grants to any person the right to purchase or acquire any securities of Corporation. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the shares, impair, restrict or delay any voting rights with respect to the shares.

3. REPRESENTATIONS AND WARRANTIES OF AVM.

AVM represents and warrants to Corporation the following:

(A) Organization. AVM is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has all the necessary powers to carry on a business and is duly qualified to do business and is in good standing in the jurisdictions in which it does business.

(B) Capital. The authorized capital of AVM consists of 100,000,000 common shares of which 100 common shares are issued. All such outstanding shares are, as of the date hereof, and at Closing, fully paid and non-assessable, free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. Other than as proved herein, there are not now, and at Closing, there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating AVM to issue or to transfer from treasury any additional Shareholder Interests. None of the outstanding shares of AVM are subject to any stock restriction agreements.

(C) Ability to Carry Out Obligations. AVM has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by AVM and the performance by AVM of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which AVM or its Members are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause AVM to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Corporation or upon the securities of AVM to be acquired by Corporation.

(D) Full Disclosure. None of representations and warranties made by AVM, contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

(E) Business of AVM. The business of AVM shall continue to be conducted in its ordinary course.

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(F) Compliance with Laws. To the best of its knowledge, AVM has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

(G) Litigation. AVM is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of AVM, there is no basis for any such action or proceeding and no such action or proceeding is threatened against AVM. AVM is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(I)	Conduct of Business. Prior to the closing, AVM shall not:

(i)	sell, pledge, or assign any assets

(ii)	amend its Articles of Incorporation or Bylaws

(iii)	declare dividends, redeem or sell stock or other securities

(iv)	incur any liabilities

(v)	acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or

(vi)	enter into any other transaction.

(J) Corporate Documents. Copies of each of the following documents of AVM, as required, which are true complete and correct in all material respects, have been delivered to Corporation:

(i)	Articles of Incorporation.

(ii)	Bylaws.

(iii)	Minutes of Members Meetings; and

(iv)	Minutes of Board Meetings.

(v)	Consents signed in lieu or meetings of shareholders

(vi)	Consents signed in lieu of meetings of directors

(vii)	Financial statements for the period ending December 31, 2024

4. INVESTMENT INTENT. The Shareholder of AVM is acquiring the shares of Corporation to be issued pursuant to this Agreement for their own account for the purpose of investment and not with any expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the shares to be acquired by him/her/it hereunder.

5. DOCUMENTS TO BE DELIVERED AT CLOSING.

(A)	By Corporation:

(i)	Board of Directors Minutes authorizing the issuance of Common Shares to be issued pursuant to this Agreement.

(ii)	Certificate of Good Standing from the State of Nevada.

(iii)	Certificates or book entry statements representing the Common Shares, in the names of the Shareholders as set forth on Schedule A.

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(B)	By AVM:

(i)	Delivery to Corporation of certificates representing 100% of the issued and outstanding common shares of AVM.

(ii)	Certificate of Good Standing.

(iii)

All of the business and corporate records of AVM, including but not limited to correspondence files, bank statements, income tax returns, checkbooks, savings account books, minutes of Shareholder and manager meetings, financial statements, Shareholder listings, stock transfer records, agreements, and contracts, as required.

6. RESTRICTED SECURITIES.

(A) The Parties acknowledge and agree that the securities subject to this Agreement have not been registered under the Securities Act of 1933 (the "1933 Act") or any state securities law and are considered "restricted securities" as defined in Rule 144 under the 1933 Act.

(B) The Shareholder acknowledges and agrees that the securities may not be offered for sale, sold, or otherwise transferred, except pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from registration under the 1933 Act, the availability of which shall be established to the satisfaction of the Corporation.

(C) The Shareholder further acknowledge and agree that any transfer of the securities in violation of this clause shall be void and of no effect.

7. CONDITIONS PRECEDENT TO CLOSING.

(A) Corporation's obligations to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement are subject to the fulfillment to the satisfaction of Corporation of each of the following conditions at or prior to the Time of Closing:

(i)	Each of the Shareholder and AVM (collectively, the "AVM Group") shall have complied with all of their respective covenants and agreements contained in this Agreement; and

(ii)	The AVM and the Shareholder shall transfer, or will cause to be transferred, to Corporation one hundred percent (100%) of the issued and outstanding Shareholder Interests of the AVM; and

(iii)

The representations and warranties of AVM contained in this Agreement or contained in any certificates or documents delivered by any of them pursuant to this Agreement shall be completely true as if such representations and warranties had been made as of the Time of Closing.

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The conditions set forth above are for the exclusive benefit of Corporation and may be waived by Corporation in whole or in part at any time at or before the Time of Closing, as long as such conditions are waived in writing.

(B) AVM's obligation to carry out the terms of this Agreement and to complete the transactions contemplated under this Agreement are subject to the fulfillment to AVM's satisfaction of each of the following conditions at or prior to the Time of Closing:

(i)	Corporation shall have complied with all its covenants and agreements contained in this Agreement; and

(ii)

The representations and warranties of Corporation contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be completely true and correct in all material respects as if such representations and warranties had been made by Corporation as of the Closing Date; and

The conditions set forth above are for the exclusive benefit of AVM and may be waived by AVM in whole or in part at or before the Time of Closing, as long as such conditions are waived in writing.

8. MISCELLANEOUS PROVISIONS.

(A) Expenses. Each party shall bear all the legal, accounting and other costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(B) Further Assurances. From and after the date of this Agreement, each of the parties shall cooperate with one another, shall do and perform such actions and things, and shall execute and deliver such documents and instruments, as may be reasonable and necessary to effectuate the purposes and intents of this Agreement. This Section shall survive closing.

(C) Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Nevada. If any action is brought between the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues related to this Agreement or otherwise, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Nevada. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees at trial and all appellate levels.

(D) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties hereto.

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(E) Benefits; Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective successors and assigns.

(F) No Waivers. The waiver by either party of a breach or violation of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation. The waiver by either party to exercise any right or remedy it may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

(G) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

(H) Counterparts; E-Mail. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, and via e-mail, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument. •

(I) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination. then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on December 12, 2025.

(J) Brokers' or Finder's Fees. Each party is unaware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either AVM or the Corporation.

(K) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively.

(L) Termination. The Plan of Exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, or (iii) by either party in the event that a condition of closing is not met by December 12, 2025. In the event that termination of the Plan of Exchange by either or both, as provided above, the Plan of Exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement on the date first written above.

The Corporation:		AVM:

AI TECHNOLOGY GROUP INC.		AVM Biotechnology Inc.

By:		By:
Name:	Marcus Johnson	Name:	Aaron Lamkin
Title:	President	Title:	President and Director

Biomed360:
Biomed 360 Solutions Corp.

By:
William Thomas
Title:	President

Shareholder

By:
Name:	Biomed 360 Solutions Corp.

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